SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2004

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER ITEMS.

Charter Communications, Inc. ("Charter") today announced the results of its Stock Option Exchange Program previously announced on January 20, 2004. The exchange offer expired at 5:00 p.m. Eastern Time on February 20, 2004. Subject to the terms and conditions of the offer, Charter accepted for cancellation eligible options to purchase approximately 18,137,664 shares of its Class A common stock. In exchange, Charter will grant approximately 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and pay cash in the aggregate amount of approximately $3.7 million (which amount includes applicable withholding taxes) to those tendering eligible employees who will receive cash rather than shares of restricted stock. The grants of restricted stock will be effective as of February 25, 2004. Employees tendered approximately 79.1% of the options eligible to be exchanged under the program.

Based on the results above, the cost to Charter of the Stock Option Exchange Program was approximately $12.3 million, with a first quarter cash compensation expense of approximately $3.7 million and a non-cash compensation expense of approximately $8.6 million to be expensed ratably over the three-year vesting period of the restricted stock in the exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

Dated: February 27, 2004

By: /s/ Steven A. Schumm
Name: Steven A. Schumm
Title: Executive Vice President and Chief
Administrative Officer